Exhibit 10.23

THIRD AMENDED AND RESTATED LINE OF CREDIT NOTE

$45,000,000.00	Dated as of January 31, 2021

For value received, Pershing Square Capital Management, L.P. (the “Borrower”), promises to pay to JPMorgan Chase Bank, N.A. (the “Bank”), the principal amount of each loan made by the Bank to the Borrower or, if less, the total unpaid principal amount of all Variable Loans and Short-Term Fixed Loans (each, a “Loan” and, collectively, the “Loans”) made to the Borrower by the Bank under this Third Amended and Restated Line of Credit Note (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Note”), up to an aggregate principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00), on the Maturity Date (as defined below) of each such Loan, together with interest at such rates and payable on such dates as set forth below. No Maturity Date may be later than the Expiry Date as set forth in the most recent statement of key line of credit terms (the “Loan Terms Statement”) issued by the Bank in connection with this Note (the “Final Maturity Date”). All capitalized terms used but not defined in this Note shall be used as defined in the Loan Terms Statement. The Loan Terms Statement is incorporated by reference into this Note.

The Borrower acknowledges and agrees that, notwithstanding any provision of this Note, or any other Facility Document, the Bank has no obligation to make a Loan under this Note and this Note does not create any contractual or other commitment to lend by the Bank. Any Loan made by the Bank hereunder matures on its applicable Maturity Date and the Bank has no commitment to convert or renew any such Loan or make a new Loan. This Note is executed and delivered by the Borrower to the Bank to evidence any Loans that the Bank may extend to the Borrower in the Bank’s sole discretion.

Requests for Loans shall be made in accordance with the procedures outlined in Section 2. The initial Loan made under this Note must be in an amount at least equal to the Minimum Initial Loan Amount. A Short-Term Fixed Loan, if made, must be in an amount at least equal to the Short-Term Fixed Loan Minimum Amount. The Base Rate applicable to each Loan shall be selected by the Borrower from the options set forth in the Loan Terms Statement. Each Loan, if made, shall bear interest at the Interest Rate identified in the Loan Terms Statement. If a Base Rate becomes temporarily or permanently unavailable, it will be replaced in accordance with the provisions of Section 6.

Section 1. Definitions. As used in this Note, the following terms have the meaning specified below:

“$”, “USD” and “dollars” denote lawful money of the United States of America.

“Applicable Margin” has the meaning set forth in the Loan Terms Statement.

“AUM” means, as of the time of determination thereof, the net value of the aggregate assets then under management of the Borrower.

“Bank” is defined in the first paragraph of this Note.

“Banking Day” has the meaning set forth in the Loan Terms Statement.

“Base Rate” has the meaning set forth in the Loan Terms Statement.

“Borrower” has the meaning set forth in the Loan Terms Statement and in the first paragraph of this Note.

“Default Rate” means, with respect to any Loan, (i) at the time of notice of the Event of Default until the Maturity Date of such Loan, a rate per annum equal to a floating rate of 2% above the Base Rate for such Loan plus the Applicable Margin for such Loan, and (ii) from and after the Maturity Date of such Loan, a rate per annum equal to a floating rate of 2% above the Prime Rate plus the Applicable Margin that applied to such Loan prior to its Maturity Date.

“Electronic Note” is defined in Section 16.

“Event of Default” has the meaning set forth in Section 8 of this Note.

“Facility Documents” means this Note, the Loan Terms Statement, the Guaranty, and any other documents or instruments executed as security or collateral for, or a guarantee of, the Loans, or in connection with or as support of, any of the foregoing, and any updates or renewals thereof.

“Fed Funds Effective Rate” means the rate calculated by the NYFRB based on federal funds transactions by depository institutions. The Fed Funds Effective Rate is displayed on the NYFRB’s website and is effective for the Banking Day prior to the date of publication. If the Fed Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Note.

“Governing Law” has the meaning set forth in the Loan Terms Statement.

“Guarantor” means William A. Ackman, a natural person.

“Guaranty” means that certain Amended and Restated Guaranty, dated as of the date hereof, by the Guarantor in favor of the Bank, as the same may be amended, restated or supplemented from time to time.

“Impacted Base Rate” is defined in Section 6(b) of this Note.

“Interest Payment Date” has the meaning set forth in the Loan Terms Statement.

“Interest Rate” has the meaning set forth in the Loan Terms Statement.

“Interpolated Rate” means, at any time:

(i) in relation to the Base Rate for a Variable Loan, the rate per annum determined by the Bank from interpolating on a linear basis between the nearest shortest and nearest longest published rate maturities which are available for the reference rate from which such Base Rate is derived; and

(ii) in relation to the Base Rate for a Short-Term Fixed Loan, the rate per annum determined by the Bank from interpolating on a linear basis between (a) the longest published rate maturity which is available for the reference rate from which such Base Rate is derived that is shorter than the Short-Term Fixed Tenor of such Loan and (b) the shortest published rate maturity which is available for the reference rate from which such Base Rate is derived that exceeds such Short-Term Fixed Tenor.

If the Interpolated Rate is less than zero, then such rate shall be deemed to be zero for purposes of this Note. The Interpolated Rate will be rounded to the same number of decimal places as the Base Rate of such Loan. Any determination of the Interpolated Rate by the Bank shall be conclusive and binding absent manifest error.

“JPMorgan Contact Information” has the meaning set forth in the Loan Terms Statement.

“Line Amount” has the meaning set forth in the Loan Terms Statement.

“Line of Credit” is defined in the second paragraph of this Note.

“Loan” and “Loans” are defined in the first paragraph of this Note.

“Loan Terms Statement” is defined in the first paragraph of this Note.

“Loan Type” has the meaning set forth in the Loan Terms Statement.

“Maturity Date” means, with respect to any Loan, the last day of the Maturity Period of such Loan; provided, that if any Maturity Date of a Variable Loan would be a day that is not a Banking Day, then such Maturity Date shall be the immediately preceding Banking Day; provided, further, that if any Maturity Date of a Short-Term Fixed Loan would be a day that is not a Banking Day, then such Maturity Date shall be the immediately succeeding Banking Day, unless such immediately succeeding Banking Day with respect to any Short-Term Fixed Loan would fall in the next calendar month, in which case such Maturity Date shall be the immediately preceding Banking Day.

“Maturity Period” means, (i) for a Variable Loan, the period commencing on the date that such Variable Loan is made and ending on the thirtieth (30th) calendar day thereafter and (ii) for a Short-Term Fixed Loan, the period commencing on the date such Short-Term Fixed Loan is made and ending on the numerically corresponding day in a subsequent calendar month or months, as determined by the Short-Term Fixed Tenor selected by the Borrower. In the case of a renewal of an existing Short-Term Fixed Loan or the conversion of a Variable Loan (or portion thereof) to a Short-Term Fixed Loan, the Maturity Period shall commence on the effective date of such renewal or conversion. Notwithstanding the foregoing, any Maturity Period of a Short-Term Fixed Loan which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Minimum Initial Loan Amount” has the meaning set forth in the Loan Terms Statement.

“Morgan Affiliate” means an affiliate of the Bank, as such term is defined under Regulation W promulgated by the Federal Reserve Board.

“Note” has the meaning set forth in the Loan Terms Statement and the first paragraph hereof.

“NYFRB” means the Federal Reserve Bank of New York (or any successor thereto).

“Paper-Based Note” is defined in Section 16.

“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. Each change in the Prime Rate shall be effective from and including the date the change is announced as being effective. The Prime Rate is a reference rate and may not be the Bank’s lowest rate. If the Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” means the occurrence after the date of this Note of (i) the adoption of any law, rule, regulation, or treaty, (ii) any change in any law, rule, regulation, or treaty, or in the interpretation or application thereof by any governmental or regulatory authority, or (iii) compliance by the Bank with any request, guideline, or directive (whether or not having the force of law and whether domestic or foreign) of any governmental or regulatory authority made or issued after the date of this Note.

“Relevant Governing Body” means the Federal Reserve Board, the NYFRB (or any successor thereto), and/or a committee they officially endorse or convene.

“Replacement Base Rate” means:

(i) for an Impacted Base Rate, (a) for Variable Loans, the other Base Rate option for Variable Loans, if any, identified in the Loan Terms Statement, and (b) for Short-Term Fixed Loans, the other Base Rate option for Short-Term Fixed Loans, if any, identified in the Loan Terms Statement; or

(ii) if a Replacement Base Rate cannot be determined in accordance with clause (i) because the applicable Loan Type does not have another Base Rate option identified in the Loan Terms Statement, then the Replacement Base Rate shall be the Base Rate option, regardless of Loan Type, identified in the Loan Terms Statement that is not an Impacted Base Rate (or, as determined by the Bank in its sole discretion, an overnight rate, forward-looking term rate, and/or compounded rate that is based on or derived therefrom); or

(iii) if all Base Rates identified in the Loan Terms Statement are Impacted Base Rates, then the Replacement Base Rate shall be the sum of: (a) an alternate benchmark rate selected by the Bank, and (b) a spread adjustment (which may be a positive, negative, or zero value, but, for the avoidance of doubt, will not have an impact on the corresponding Applicable Margin) selected by the Bank, in each case, after giving due consideration to (I) any replacement rate and/or spread adjustment, or method for determining such replacement rate or spread adjustment, that is identified as such by a Relevant Governing Body, and/or (II) any evolving or then-prevailing market convention for determining a rate of interest and spread adjustment as a replacement to the Impacted Base Rate(s) for credit facilities, at such time, that are denominated in USD and similar to the credit facility established under the Facility Documents.

If the Replacement Base Rate would be less than zero, the Replacement Base Rate will be deemed to be zero for purposes of this Note.

“Replacement Base Rate Changes” is defined in Section 6(b) of this Note.

“Replacement Event” is defined in Section 6(b) of this Note.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

“Schedule of Contingent Liabilities” has the meaning set forth in Section 8(j) hereof.

“Short-Term Fixed Loan” has the meaning set forth in the Loan Terms Statement.

“Short-Term Fixed Loan Minimum Amount” has the meaning set forth in the Loan Terms Statement.

“Short-Term Fixed Tenor” has the meaning set forth in the Loan Terms Statement.

“Specified Event” has the meaning set forth in Section 8(d) of this Note.

“Temporary Impacted Base Rate” is defined in Section 6(a) of this Note.

“Temporary Replacement Base Rate” means, for any Temporary Impacted Base Rate, the sum of (i) the Fed Funds Effective Rate and (ii) 0.50%; provided, that at any time the Fed Funds Effective Rate is not displayed on a website, screen, or other information service that publishes such rate from time to time, as selected by the Bank, then the Temporary Replacement Base Rate shall be the sum of: (a) a temporary alternate benchmark rate selected by the Bank, and (b) a spread adjustment (which may be a positive, negative, or zero value, but, for the avoidance of doubt, will not have an impact on the corresponding Applicable Margin) selected by the Bank, in each case, after giving due consideration to (I) any temporary replacement rate and/or spread adjustment, or method for determining such temporary replacement rate or spread adjustment, that is identified as such by a Relevant Governing Body and/or (II) any evolving or then-prevailing market convention for determining a rate of interest and spread adjustment as a temporary replacement to the Temporary Impacted Base Rate for credit facilities, at such time, that are denominated in USD and similar to the credit facility established under the Facility Documents. If the Temporary Replacement Base Rate as determined above would be less than zero, the Temporary Replacement Base Rate will be deemed to be zero for purposes of this Note.

“Variable Loan” has the meaning set forth in the Loan Terms Statement.

Section 2. Requests for Loans, Conversions and Renewals.

(a)         Requests for a Variable Loan need to be received not later than noon, New York City time, on the date of the proposed borrowing. Requests for a Short-Term Fixed Loan need to be received not later than noon, New York City time, three (3) Banking Days before the date of the proposed borrowing. Proceeds of any Loan extended under this Note shall be (i) credited to an account of the Borrower maintained with the Bank or (ii) credited to another account as directed by the Borrower to the extent permitted by the Bank and subject to such conditions as the Bank may require in its sole discretion; provided, that the Bank is entitled to rely on information provided by the Borrower without investigation.

(b)        The outstanding principal balances of Variable Loans utilizing the same Base Rate shall be aggregated. If a Variable Loan has an outstanding principal balance equal to or in excess of the Short-Term Fixed Loan Minimum Amount, it may be entirely or partially (if such portion is at least equal to the Short-Term Fixed Loan Minimum Amount) converted to a Short-Term Fixed Loan upon the Borrower’s request. The Base Rate of an outstanding Variable Loan may, upon the Borrower’s request and on the Maturity Date of such Loan, be converted to another Base Rate that is identified as an option for Variable Loans in the Loan Terms Statement. All conversion requests need to be received not later than noon, New York City time, three (3) Banking Days before the date of the proposed conversion and must be made in accordance with this Section 2 and procedures and requirements established by the Bank from time to time. The Bank is not obligated to honor a conversion request.

(c)        The Bank may, but shall not be obligated to, renew (i) a Variable Loan as a Variable Loan with the same Base Rate and a Short-Term Fixed Loan with an outstanding balance less than the Short-Term Fixed Loan Minimum Amount as a Variable Loan with a Base Rate derived from the same reference rate, in each case, unless a request to the contrary is received from the Borrower prior to noon, New York City time on the Maturity Date of such Loan, and (ii) a Short-Term Fixed Loan with an outstanding balance at least equal to the Short-Term Fixed Loan Minimum Amount as a Short-Term Fixed Loan with the same Base Rate for a Maturity Period with a duration equal to that then ending, unless a request to the contrary is received from the Borrower not later than noon, New York City time, three (3) Banking Days prior to the Maturity Date of such Loan. Notwithstanding the foregoing, no renewal shall be made if the Maturity Date, after giving effect to any such renewal, would occur after the Final Maturity Date.

(d)        Subject to such conditions and procedures as the Bank may require in its sole discretion, requests described above can be made by telephone, in writing, electronically or through an Internet portal provided by the Bank. Any request shall be irrevocable and specify: (i) in the case of a Loan request, the amount and Loan Type requested and the borrowing date of such requested Loan, which shall be a Banking Day; (ii) in the case of a Variable Loan request, the Base Rate requested; (iii) in the case of a Short-Term Fixed Loan request, the Short-Term Fixed Tenor requested; and (iv) in the case of a conversion request permitted under clause (b), the Loan (or portion thereof in the case of a Variable Loan converting to a Short-Term Fixed Loan) to be converted, the date of the proposed conversion, which shall be a Banking Day, the Loan Type to be converted into and Base Rate requested, and, if applicable, the Short-Term Fixed Tenor requested; provided, that, in the case of clauses (iii) and (iv), in respect of a Short-Term Fixed Loan, if no Short-Term Fixed Tenor is specified, then the Borrower shall be deemed to have selected a Short-Term Fixed Tenor of one (1) month.

(e)        The Borrower acknowledges that the Bank will use reasonable procedures to determine that a request described in this Section 2 was provided by the Borrower or someone the Borrower authorized. The Borrower agrees that it shall be bound by any such request or notice that the Bank, in good faith, believes was provided by the Borrower or someone the Borrower authorized, regardless of how such request or notice was transmitted to the Bank and the Bank will not be liable for any loss, cost or expense for acting on such request or notice.

Section 3. Interest; Repayment of Loans.

(a)        The principal amount of each Loan outstanding under this Note, together with accrued interest thereon, shall be due and payable on the earlier of (i) its Maturity Date if such Loan is not renewed by the Bank or (ii) the Final Maturity Date.

(b)        The Borrower promises to pay interest on each Interest Payment Date on the unpaid balance of the principal amount of each Loan from the date such Loan is made, renewed or converted to the Maturity Date of such Loan. After the occurrence of an Event of Default, the Bank may, at its option, by notice to the Borrower (which notice may be revoked at the option of the Bank), declare that all Loans shall bear interest at the Default Rate from and including the date of notice of such Event of Default until the earliest to occur of the date on which (x) such Event of Default is cured and (y) such Loans are paid in full, such interest to be payable on demand. If the Bank determines that a Reserve Requirement applies to any Loan, then in order to calculate the Interest Rate of such Loan, the selected Base Rate, once determined in accordance with the Loan Terms Statement, will be divided by one (1) minus the Reserve Requirement. As of the date of this Note, the Reserve Requirement is zero.

(c)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day, but excluding the last day).

(d)        All payments (including any prepayments) hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The Bank may (but shall not be obligated to) debit the amount of any payment under this Note that is not made when due from any deposit account of the Borrower with the Bank.

(e)         (i) As of the first calendar month end at which AUM is less than $6,000,000,000, the Line Amount shall reduce by $5,000,000, (ii) as of the first calendar month end at which AUM is less than $5,000,000,000, the Line Amount shall further reduce by $10,000,000, and (iii)) as of the first calendar month end at which AUM is less than $4,500,000,000, the Line Amount shall reduce to $0, this constitutes an “Event of Default” and, the Borrower shall, not later than thirty (30) days after any such reduction in Line Amount, repay the principal amount of Loans in the amount, if any, by which the outstanding principal balance of this Note exceeds the Line Amount after giving effect to each such reduction. For the avoidance of doubt, it is noted that pursuant to the preceding sentence, more than one reduction of the Line Amount may occur simultaneously as of a single calendar month end. Any reductions of the Line Amount under this clause (e) shall be automatic and permanent.

Section 4. Prepayments.

(a)         The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty (except as required by clause (c) of this Section), subject to prior notice in accordance with clause (b) of this Section and, if applicable, payment of any break funding expenses under clause (c) of this Section.

(b)        The Borrower shall notify the Bank of any prepayment under this Section, (i) in the case of a Variable Loan, not later than noon, New York City time, on the date of prepayment and (ii) in the case of a Short-Term Fixed Loan, not later than noon, New York City time, three (3) Banking Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, which shall be a Banking Day, and the principal amount of each Loan or portion thereof to be prepaid. Subject to such conditions and procedures as the Bank may require from time to time in its sole discretion, notices can be provided by telephone, in writing, electronically or through an Internet portal provided by the Bank. Each prepayment of a Loan shall be accompanied by accrued interest and, if applicable, break funding payments pursuant to clause (c).

(c)         If for any reason there is a principal payment of a Short-Term Fixed Loan, in whole or in part, other than on the Maturity Date of such Loan (whether by prepayment, acceleration or otherwise), then the Borrower shall pay to the Bank such amount as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any costs which the Bank incurs as a result of the making of such payment on a date other than the Maturity Date of such Short-Term Fixed Loan. The Borrower acknowledges that the compensation described in this clause (c) is intended to compensate the Bank for the loss of its investment and the expense incurred with the making of such Short-Term Fixed Loan which will not be fully repaid if such Short-Term Fixed Loan is prepaid and such compensation is the Bank’s reasonable estimate of its damages from the prepayment and is not intended to be a penalty. The Bank shall provide the Borrower with a statement setting forth the amount or amounts calculated under this Section 4(c) and such amount, absent manifest error, shall be paid by the Borrower to the Bank within ten (10) days after receipt thereof

Section 5. Additional Costs.

(a)         If as a result of any Regulatory Change which (i) imposes or modifies any reserve, special deposit, deposit insurance or assessments, minimum capital or liquidity, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank or its holding company, or (ii) imposes any other condition affecting this Note, the Bank reasonably determines (which determination shall be conclusive absent manifest error) that the cost to it of making or maintaining a Loan is increased or any amount received or receivable by the Bank under this Note is reduced, then the Borrower will pay to the Bank on request an additional amount that the Bank reasonably determines will compensate it for the increased cost or reduction in amount.

(b)         Without limiting the effect of the foregoing provisions of this Section 5 (but without duplication), the Borrower shall pay to the Bank from time to time on request such amounts as the Bank may reasonably determine to be necessary to compensate the Bank for any costs imposed due to a Regulatory Change which it reasonably determines are attributable to the maintenance by it or any of its affiliates of capital in respect of the Loans hereunder pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority. Any such compensation shall include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request.

(c)         Any amounts required to be paid by the Borrower under this Section 5 shall be consistent with amounts that the Bank is generally charging other borrowers similarly situated to the Borrower under comparable provisions of similar credit facilities. The Bank shall provide the Borrower with a certificate setting forth the amount or amounts calculated under this Section 5 and such amount, absent manifest error, shall be paid by the Borrower to the Bank within ten (10) days after receipt thereof. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to the Bank under this Section 5, the Bank will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Bank) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that the Bank and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by the Bank), with the object of avoiding future consequence of the event giving rise to the operation of any such provision. Failure or delay on the part of the Bank to demand compensation pursuant to the foregoing provisions of this Section 5 shall not constitute a waiver of the Bank’s right to demand such compensation.

Section 6. Base Rate Unavailability.

(a)	Temporary. If the Bank determines that:

(i)         adequate and reasonable means do not exist for ascertaining a Base Rate for a Variable Loan or for the applicable Short-Term Fixed Tenor of a Short-Term Fixed Loan, including, without limitation, by means of the Interpolated Rate; provided, that no Replacement Event (defined in clause (b) below) has occurred at such time;

(ii)        a Base Rate will not adequately and fairly reflect the cost to the Bank of making or maintaining the applicable Loan; or;

(iii)	it is unlawful for the Bank to maintain any Loan at the Base Rate selected by the Borrower;

THEN, such Base Rate shall be considered a “Temporary Impacted Base Rate” and the Bank shall give the Borrower prompt notice thereof. Until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) the Temporary Impacted Base Rate is deemed not to be available and will be replaced with the Temporary Replacement Base Rate, (B) all references to “Base Rate” in respect of the Temporary Impacted Base Rate only, shall be deemed to be references to the “Temporary Replacement Base Rate”, and (C) if the Temporary Impacted Base Rate applies to any existing Short-Term Fixed Loan, then the Temporary Replacement Base Rate will apply at the end of such Short- Term Fixed Loan’s Maturity Period unless the circumstances in clause (iii) have arisen, in which case the Temporary Replacement Base Rate shall apply immediately.

(b)         Permanent. Notwithstanding anything to the contrary herein or in any other Facility Document, a Base Rate is deemed no longer to be available and will be replaced if any of the following events (each, a “Replacement Event”) occur:

(i)         a public statement is made or there is publication of information by or on behalf of the administrator of a Base Rate, the regulatory supervisor for the administrator of a Base Rate, the U.S. Federal Reserve System, an insolvency official or resolution authority with jurisdiction over the administrator of a Base Rate, or a court or an entity with similar insolvency or resolution authority over the administrator of a Base Rate, in each case, which states that such administrator has ceased or will cease to provide such Base Rate, permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to provide such Base Rate; or

(ii)         a public statement is made or there is publication of information by the regulatory supervisor for the administrator of a Base Rate announcing that such Base Rate is no longer representative.

If a Replacement Event occurs in respect of a Base Rate, then such Base Rate shall be considered an “Impacted Base Rate” and the Bank shall give the Borrower prompt notice thereof. After a Replacement Event occurs, (A) an Impacted Base Rate is deemed not to be available as a Base Rate option and will be replaced with the applicable Replacement Base Rate, (B) all references to “Base Rate” in respect of the Impacted Base Rate only, shall be deemed to be references to the “Replacement Base Rate”, (C) if the Impacted Base Rate applies to any existing Short-Term Fixed Loan, then the applicable Replacement Base Rate will apply at the end of such Short-Term Fixed Loan’s Maturity Period, and (D) if the applicable Replacement Base Rate is determined based on clauses (i) or (ii) of the definition of Replacement Base Rate, then the Applicable Margin for such Replacement Base Rate shall be the Applicable Margin that corresponds to the Base Rate option upon which such Replacement Base Rate is based. Refer to Section 1 of this Note for the definition of Replacement Base Rate.

The Bank will have the right, from time to time, by notice to the Borrower, to make any technical, administrative, or operational changes (including, without limitation, (I) changes to the definitions of Banking Day and Interest Payment Date, (II) timing and frequency of determining rates and making payments of interest, (III) inclusion of compounding methodologies and conventions if applicable, and (IV) other administrative matters (collectively, “Replacement Base Rate Changes”)) that the Bank decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Replacement Base Rate. The Replacement Base Rate, together with all such Replacement Base Rate Changes as specified in any notice, shall become effective on the date specified by the Bank in the notice, without any further action or consent of the Borrower. The Base Rate options set forth in the Loan Terms Statement could be replaced more than once during the term of this Note based on the events described in this clause (b). Until a Replacement Base Rate shall be determined and only to the extent the Impacted Base Rate is not available or published or permitted to be utilized at such time on a current basis, the last paragraph of clause (a) above shall apply.

(c)         Determinations. Any determination, decision, or election that may be made by the Bank pursuant to clauses (a) or (b) of this Section 6, including any conclusion that it is not possible to determine the Interpolated Rate, any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower.

Section 7. Representations and Warranties. The Borrower represents and warrants as of the date of this Note, as of the date of any request for a Loan or conversion thereof, and as of the date of any Loan renewal, that:

(a)         this Note and any of the other Facility Documents executed by the Borrower constitute valid, enforceable and binding agreements, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(b)         the execution, delivery and performance by the Borrower of the Facility Documents to which it is a party, and the use of the proceeds of any of the Loans, do not (i) conflict with any agreement by which it is bound or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower thereunder (other than pursuant to any Facility Documents), (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment or injunction presently in effect having applicability to the Borrower, or (iii) require the consent or approval of any individual, business, governmental authority or other entity;

(c)         no litigation, claim, investigation, administrative proceeding or similar action is pending or, to the Borrower’s knowledge, threatened (i) involving or affecting any material part of the Borrower’s assets or the transactions contemplated in the Facility Documents or (ii) against the Borrower that, if adversely determined, is likely to have a material adverse effect on the financial condition of the Borrower. There are currently no material judgments entered against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction or order of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the financial condition of the Borrower; and

(d)         (i) the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver, and perform its obligations under, the Facility Documents; (ii) the Borrower is not, and after giving effect to application of the proceeds of any Loan will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; (iii) the Borrower’s jurisdiction of organization is the state listed as “State of Organization” in the Loan Terms Statement; (iv) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Bank has received a Beneficial Ownership Certification in relation to the Borrower; and (v) the information included in such Beneficial Ownership Certification provided to the Bank is true and correct in all respects. “Beneficial Ownership Certification” means a certification regarding beneficial ownership and/or control as required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

Section 8. Events of Default. If any one or more of the following events shall occur (each an “Event of Default”):

(a)         the Borrower fails to pay the principal of this Note as and when due and payable or fails to pay any interest on this Note, or any other amount payable under this Note, within five (5) Banking Days of the date as and when due and payable;

(b)         the Borrower or the Guarantor (i) fails to observe or perform any other term or agreement of any of the Facility Documents that is not specifically referred to in clauses (ii)-(iv) of this subsection (b) or clauses (a) or (c)-(q) of this Section 8; (ii) makes or is deemed to make any representation or warranty to the Bank in any Facility Document to which it is a party or in any certificate or other document furnished pursuant to a Facility Document, which such representation or warranty proves to have been incorrect in any material respect when made or deemed made; (iii) fails to pay when due (whether by scheduled maturity, acceleration, demand or otherwise, and after giving effect to any applicable notice and/or cure periods) any of its indebtedness (including, but not limited to, indebtedness for borrowed money) in excess of $5,000,000 owing to parties other than the Bank or its affiliates or any interest or premium thereon when due; or (iv) fails to comply with, or perform under any agreement (other than the Facility Documents), now or hereafter in effect, with the Bank or any affiliate of the Bank having an outstanding principal amount in excess of $1,000,000, unless such failure under this clause (iv) is cured within 30 days of written notice to the Borrower;

(c)         the Borrower or the Guarantor: (i) becomes insolvent or unable to pay its debts as they become due, (ii) makes an assignment for the benefit of creditors, (iii) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws, (iv) has had any such petition filed, or any such proceeding has been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of sixty (60) days, (v) has had a receiver, custodian or trustee appointed for all or a substantial part of its property, or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);

(d)         the Guarantor dies, or is determined or adjudged incompetent or otherwise incapacitated by a court of competent jurisdiction (in each case, a “Specified Event”);

(e)         the Borrower or the Guarantor is involved in a proceeding which is likely to result in a forfeiture of all or a substantial part of its assets or a material judgment is entered against the Borrower or the Guarantor and remains unpaid, undismissed or unstayed for a period of 60 days;

(f)          the occurrence of an event directly affecting the financial condition of the Borrower or the Guarantor which has a material adverse effect on the ability of the Borrower or the Guarantor to perform its or his repayment obligations under the Facility Documents;

(g)         any Facility Document granting a security interest at any time and for any reason ceases to create a valid and perfected first priority security interest in and to the property purported to be subject to the Facility Document or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of any Facility Document is contested by any party to the Facility Document, or such signatory to the Facility Document denies it has any further liability or obligation under the Facility Document;

(h)         the Borrower or the Guarantor creates, incurs, assumes or permits to exist any debt or contingent liabilities, other than (i) debt and contingent liabilities owing to, or in favor of, the Bank, (ii) debt and/or contingent liabilities owing to, or in favor of, parties other than the Bank and that is specifically disclosed to the Bank in (x) the financial statements of the Borrower dated December 31, 2019, and the Guarantor dated April 17, 2020, and/or (y) the schedule of contingent liabilities dated April 17, 2020 (and any refinancings thereof subsequent to the date hereof which do not increase the principal amount thereof), (iii) debt incurred by entities in which the Guarantor has beneficial ownership interests if such debt is non-recourse to the Guarantor, (iv) other debt and/or contingent liabilities of the Borrower in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, or (v) other debt and/or contingent liabilities of the Guarantor in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding (as used in this clause, “contingent liabilities” means liabilities under, or with respect to, any guaranty, financial support agreement, letter of credit, or any swap, option or other derivative contract);

(i)          the Borrower or the Guarantor creates, incurs, assumes or suffers to exist any lien or other encumbrance upon or with respect to any of the Borrower’s or the Guarantor’s real or personal property, other than any such lien in favor of the Bank, or listed on the financial statements of the Borrower dated December 31, 2019, and the Guarantor dated April 17, 2020, and other such liens securing obligations not to exceed $5,000,000 in the aggregate for the Borrower or $25,000,000 in the aggregate for the Guarantor;

(j)          (x) the Borrower fails to furnish (i) signed financial statements of the Borrower to the Bank within ninety (90) days after the end of the each calendar year, and (ii) within forty-five (45) days of any request by the Bank therefor, and, in any event, at least once during the twelve-month period commencing on the date of this Note and at least once during any subsequent twelve-month period, (x) the Guarantor’s signed financial statement, in such form and with such detail as is substantially consistent with the Guarantor’s signed financial statement most recently provided to the Bank, and including a schedule of contingent liabilities as of such date (“Schedule of Contingent Liabilities”); or (y) a true and complete copy the Guarantor’s latest filed federal income tax return including all exhibits and schedules attached thereto;

(k)         the Borrower fails to furnish to the Bank, within five (5) Banking Days of the Bank’s request therefor, (i) any additional financial information regarding the Borrower or the Guarantor that the Bank may reasonably request from time to time, including without limitation as to AUM, or (ii) any performance or other financial information regarding any fund managed by the Borrower that the Bank may reasonably request from time to time, but only to the extent that such financial information is generally provided to investors in such fund;

(l)          the Borrower or the Guarantor resides, at any time, in a jurisdiction that is located outside the United States, or the organization or trust documents of the Borrower are, at any time, governed by a jurisdiction that is located outside of the United States;

(m)        the Borrower fails to provide an updated Beneficial Ownership Certification to the Bank within fifteen (15) days after a change to the list of beneficial owners identified in such certification;

(n)         the Guarantor at any time fails to maintain a net worth (total assets minus total liabilities), exclusive of any interest in the Borrower, of at least $1,000,000,000;

(p)         at any time there shall not be maintained with the Bank in one or more accounts titled in the name of the Guarantor, as measured at the end of each calendar quarter, Liquidity in an aggregate amount not less than $250,000,000. The term “Liquidity” means unencumbered liquid assets, acceptable to the Bank in its sole reasonable discretion; provided that liquid assets otherwise acceptable to the Bank in its sole reasonable discretion which are held in an account with the Bank securing indebtedness in favor of the Bank will be included as Liquidity for the purposes hereof, but only to the extent (and in the amount) that the market value of such assets exceeds the market value of the account assets that are required by the Bank in its sole discretion to provide the minimum collateral support for such indebtedness; provided, further, that Liquidity shall in no event include any assets held in any 401k, IRA, Keogh, SEP, or similar retirement accounts or plans or a trust; provided, further, that the Liquidity derived from Pershing Square Holdings LTD stock (LSE: PSH) (“PSH Stock”) shall not constitute greater than 75% of the aggregate Liquidity at any time (and to the extent that the aggregate Liquidity that is derived from PSH Stock exceeds such percentage at any time, the Liquidity that is derived from PSH Stock shall be excluded from the calculations hereunder in the amount that would cause the aggregate Liquidity that is derived from PSH Stock to be equal to 75% of the aggregate Liquidity derived from all liquid assets at such time);

(q)        the Borrower fully distributes, decants, divides its assets, liabilities and/or obligations (whether pursuant to a “plan of division” or similar arrangement), dissolves or for any reason ceases to be in existence or merges or consolidates, or if there is a change in the direct or indirect beneficial ownership of the Borrower;

THEN, the Bank may, by notice to the Borrower, declare this Note to be due and payable, without presentment, demand, protest, notice of acceleration or intention to accelerate or further notice of any kind, all of which are expressly waived, provided that in the case of an Event of Default described in clause (c) above, this Note shall be immediately due and payable without notice, provided further that (x) in the case of an Event of Default described in clause (d) above due to a Specified Event (and provided that no other Event of Default has occurred), the Bank shall not accelerate amounts payable under this Note for a period of one hundred five (105) days from the date on which such Specified Event has occurred, but the Bank shall not make any additional Loans during such 105-day period, and (y) if such Specified Event consists of the Guarantor’s death, the Bank shall not declare that an Event of Default has occurred until the 105th day after the date of the Guarantor’s death.

Section 9. Expenses. The Borrower will pay to the Bank all reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees and legal expenses of external counsel) incurred by the Bank in connection with the preparation or modification of the Facility Documents and performance thereof and the exercise of any of the Bank’s rights, remedies or obligations under the Facility Documents.

Section 10. Governing Law. This Note shall be governed by and construed in accordance with the laws of the state identified in the “Governing Law” section of the Loan Terms Statement, without regard to conflict of laws principles, and with the laws of the United States of America as applicable.

Section 11. Jurisdiction. To the extent not prohibited by applicable law or otherwise, the Borrower: (i) agrees that all claims related to this Note may be adjudicated by a state or federal court in the state identified in the “Governing Law” section of the Loan Terms Statement, (ii) agrees that any proceeding brought against the Bank shall be brought only in a state or federal court in the City of New York, and (iii) agrees that the Bank may comply with service of process requirements in any such proceeding by mailing (via prepaid registered or certified U.S. mail) documents to be served to the Borrower’s address on the signature page of this Note or at the Borrower’s most recent mailing address in the Bank’s records. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction and waives any defense on the basis of an inconvenient forum. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 12. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE OF THIS NOTE) EACH WAIVE ANY RIGHT TO JURY TRIAL.

Section 13. Miscellaneous.

(a)         The provisions of this Note are intended to be severable. If any provision of this Note is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

(b)         No amendment or modification of any provision of this Note (other than an extension by the Bank of the Expiry Date as set forth in the Loan Terms Statement) shall be effective unless the same shall be executed by the Borrower and the Bank. Except to the extent provided in any waiver, such waiver by the Bank of a provision of this Note shall not constitute a waiver of the Bank’s right to otherwise demand strict compliance with that provision or any other provision of this Note. Whenever the consent of the Bank is required under this Note, the granting of such consent shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the Bank’s sole discretion. The Bank shall not be deemed to have waived any rights under this Note unless such waiver is in writing and signed by the Bank.

(c)         No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The rights and remedies in this Note are cumulative and not exclusive of any rights and remedies which the Bank may have under law or under other agreements or arrangements with the Borrower. The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note except for any notices expressly required by this Note.

(d)        If the term “Borrower” is defined to include more than one party, then the obligations, representations and warranties of the Borrower hereunder shall be joint and several regardless of any change in business relations, divorce, legal separation or other legal proceedings and regardless of any agreement that may affect liabilities between or among such parties, and the Bank shall be entitled to act on notices and requests from any one of the parties without the consent of the other party(ies).

(e)        The obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

(f)         Except as otherwise permitted in this Note, notices (including, without limitation, any extension of the Expiry Date in the Loan Terms Statement and interest statements) shall be addressed to the Bank as set forth in the “JPMorgan Contact Information” section of the Loan Terms Statement and to the Borrower as set forth on the signature page to this Note (or at such other number or address as shall be designated by one party to the other in the manner provided for in this Section) and either given electronically or in writing by hand, overnight courier, certified or registered mail, or regular mail. Notices sent by hand, overnight courier, certified or registered mail, or regular mail shall be deemed to have been given when delivered. Notices sent to an email address shall be deemed received when sent, provided, that, if such notice is not sent during normal business hours, such notice shall be deemed to have been sent and received at the opening of business on the next Banking Day. All notices by the Bank properly addressed to the Borrower shall be deemed to have been personally delivered to the Borrower whether actually received or not.

(g)        Sections 3(d), 4(c), 5, 9, 10, 11, 12 and 14 hereof shall survive the repayment of the Loans.

(h)        Each reference to the Bank shall be deemed to include its successors, endorsees and assigns, in whose favor the provisions hereof shall inure. Each reference to the Borrower shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of the Borrower, all of whom shall be bound by the provisions hereof. This Note shall be binding on the Borrower and shall inure to the benefit of the Bank, except that the Borrower may not delegate or assign any of its rights or obligations hereunder without the prior written consent of the Bank. With the consent of the Borrower not to be unreasonably withheld, the Bank may assign all or a portion of its rights and obligations under this Note and the other Facility Documents; provided, that such consent shall not be required (i) at any time that an Event of Default has occurred and is continuing, (ii) in connection with any assignment to an affiliate of the Bank or a merger or consolidation of the Bank, or (iii) in connection with any pledge or assignment to secure obligations to a Federal Reserve Bank.

(i)         This Note, any amendment to this Note, and any agreement, notice or other communication required by this Note to be “written” or “in writing” may be executed in any number of counterparts, including counterparts that are executed on paper and counterparts that are electronic records and are executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Each counterpart of such document, when so executed, shall be deemed an original but all such counterparts shall constitute one and the same document. Delivery of a manually executed counterpart of a signature page of such document by emailed PDF or JPEG from the Borrower’s e-mail address on file with the Bank, or any other electronic means acceptable to the Bank in its sole discretion that reproduces an image of such manually executed signature page, shall each be effective as delivery of a manually executed counterpart of such document; provided, that, the Bank, in its sole discretion, can require subsequent delivery of the manually executed counterpart of a signature page.

(j)         The date, amount, Loan Type of, Base Rate of, Maturity Date of, Short-Term Fixed Tenor of, Applicable Margin of, and the Interest Rate with respect to, each Loan evidenced hereby, all payments of principal and/or interest thereof, and any conversion of a Loan to a different Loan Type or conversion of a Base Rate, shall, in each case, be evidenced by records maintained by the Bank in the ordinary course of business and such records shall be presumptively correct absent manifest error and any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to any Loan made hereunder.

Section 14. Confidentiality. The Bank agrees (by its acceptance of this Note) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance institutions, any non-public information supplied to it by or on behalf of the Borrower pursuant to this Note or the other Facility Documents which is identified by the Borrower as being confidential at the time the same is delivered to the Bank or which the Bank otherwise actually knows is confidential (and which at the time is not, and does not thereafter become, publicly available or available to the Bank from another source not known to be subject to a confidentiality obligation to the Borrower not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process (provided that the Bank shall provide reasonable notice to Borrower prior to such disclosure), (ii) to counsel for the Bank, (iii) to examiners, auditors or accountants of the Bank, (iv) in connection with any litigation to which the Bank is a party relating to the Facility Documents or (v) to any assignee (or prospective assignee) under this Note so long as such assignee (or prospective assignee) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 14. The provisions of this Section 14 shall expire three years following the Final Maturity Date of this Note. The foregoing shall not be deemed a waiver by the Borrower of any statutory or regulatory rules concerning privacy and confidential information that are binding on the Bank.

Section 15. Use of Proceeds. The Borrower agrees that it will not, directly or indirectly, use the proceeds of any Loan under this Note or make available such proceeds to any person or entity: (i) to fund any activities or business of or with any person or entity, or in any country or territory, that, at the time of such funding is the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any person in violation of any applicable laws, rules, or regulations relating to bribery or corruption.

Section 16. Morgan Affiliate. The Borrower shall use available cash on deposit to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund before using the proceeds of any Loan under this Note to fund such purchase or investment, and the Borrower directs the Bank to use such available cash on deposit for such purchase or investment. The Borrower further directs the Bank to use all prepayments and repayments hereunder to first repay any Loan that was used to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund. It is understood that nothing in this Section creates any obligation to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund or create an implication that any such investment is contemplated by the Borrower. For the purposes of this Section, “cash on deposit” means cash on deposit in the account of the Borrower into which Loan proceeds are funded.

Section 17. Conversion From Electronic Note to Paper-Based Note. If this Note is executed electronically (“Electronic Note”), the Bank and any person to whom this Electronic Note is later transferred shall have the right to convert this Electronic Note at any time into a paper-based Note (“Paper-Based Note”). In the event this Electronic Note is converted into a Paper-Based Note:

(a)	the Paper-Based Note will be an effective, enforceable and valid instrument;

(b)	the execution of this Electronic Note will be deemed issuance and delivery of the Paper-Based Note;

(c)	the printing of the representation of the electronic signature for the Borrower upon the Paper-Based Note from the system in which the Electronic Note is stored will be deemed the original signature for the Borrower on the Paper-Based Note and will serve to indicate the Borrower’s present intention to authenticate the Paper-Based Note;

(d)	the Paper-Based Note will be a valid original writing for all legal purposes; and

(e)	upon conversion to a Paper-Based Note, the Borrower’s obligations in the Electronic Note shall automatically transfer to, and be contained in, the Paper-Based Note, and the Borrower intends to be bound by such obligations.

Section 18. Execution and Use of Electronic Records and Signatures. If the Borrower has received and reviewed this Note electronically, then the Borrower agrees that this Note may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion. Any electronic signature on or associated with this Note and accepted by the Bank shall be valid and binding on the signer to the same extent as a manual signature and upon application thereof, this Note will constitute a legal, valid, and binding obligation enforceable in accordance with its terms to the same extent as if manually executed. Notwithstanding any other provision of this Note, at the Bank’s option and in the Bank’s sole discretion, any agreement, amendment, notice or other communication (including, without limitation, any extension by the Bank of the Expiry Date in the Loan Terms Statement) required by this Note to be “written” or “in writing” may be in the form of an electronic record and may be executed using electronic signatures generated through the electronic execution process provided by the Bank or such other electronic execution process acceptable to the Bank in its sole discretion.

Section 19. Texas-Specific Provision. If any Borrower becomes a resident of the state of Texas, or the organization or trust documents of any Borrower are, at any time, governed by the laws of the state of Texas, then the Bank may set off any amounts due hereunder against, in any order, any debt owing by the Bank to the Borrower, including but not limited to, any deposit account, which right is hereby granted by the Borrower to the Bank, and exercise any and all other rights under any of the Facility Documents, at law, in equity or otherwise.

Section 20. Assignments and Participations.

(a)         The Bank, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register (the “Register”) for the recordation of the names and addresses of the assignees of the Bank and the aggregate outstanding principal amount of each Loan (and stated interest thereon) (each a “Registered Loan”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. A Registered Loan may be assigned or transferred in whole or in part only by registration of such assignment or transfer on the Register. The Borrower and the Bank (and any assignee of the Bank) shall treat each person whose name is recorded in the Register as a lender hereunder for all purposes of this Loan, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(b)         In the event that the Bank sells participations in a Loan, the Bank shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in each Loan and the principal amount (and stated interest thereon) of the portion of each Loan that is the subject of the participation (the “Participant Register”). An interest in a Loan may be participated in whole or in part only by registration of such participation on the Participant Register. The Bank shall have no obligation to disclose all or any portion of the Participant Register to any person except to the extent that such disclosure is necessary to establish that Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Section 21. Prior Note; Termination of Line Letter. This Note is in replacement of and substitution for, but not in repayment of, the Second Amended and Restated Grid Time Promissory Note dated as of May 21, 2018, from the Borrower to the Bank. Any loan outstanding under such prior promissory note shall be deemed a Loan outstanding under this Note. In addition, the “line of credit offer letter” referred to as a “Facility Document” under such prior promissory note is hereby terminated and of no further force or effect.

[NO FURTHER TEXT; SIGNATURE PAGE FOLLOWS]

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By:	PS Management GP, LLC, its General Partner

By	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

Address for notices:

Pershing Square Capital Management, L.P.

787 11th Avenue 9th Floor

New York, NY 10019

Attn: Nicholas Botta

Telephone: (212) 813-3700

E-Mail: [email]